Exhibit 99.1
Callon Petroleum Company Announces First Quarter 2022 Results
HOUSTON, TX (May 4, 2022) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported results of operations for the three months ended March 31, 2022.
Presentation slides accompanying this earnings release are available on the Company’s website at www.callon.com located on the “Presentations” page within the Investors section of the site.
First Quarter 2022 and Recent Highlights
•Delivered production of approximately 102.7 MBoe/d (63% oil) in the first quarter of 2022
•Placed two co-development projects on production in the Delaware South area with performance exceeding expectations
•Increased drilled, uncompleted well count to 42 wells at quarter end
•Generated net cash provided by operating activities of $281.3 million and adjusted free cash flow of $183.3 million
•Reported net income of $39.7 million, or $0.64 per diluted share, adjusted EBITDA of $393.7 million, and adjusted income of $212.7 million, or $3.43 per diluted share
•Reduced lease operating expense and gathering, processing & transportation expense on a sequential basis by $6.2 million and $1.3 million, respectively
•Achieved an operating margin of $58.35 per Boe, including oil price realizations of over 100% of WTI benchmark
•Reduced trailing twelve-month net debt-to-adjusted EBITDA to 1.97x, calculated pursuant to our credit facility, driven by strong operating margins and absolute debt reduction during the quarter
“Callon delivered another outstanding quarter as our results reflected both strong Permian well performance and increased overall capital and operating efficiency,” said Joe Gatto, President and Chief Executive Officer. “We took several steps this quarter to help set the stage for future production growth and sustained free cash flow generation, including the build-out of a DUC inventory on our newly acquired Delaware South acreage to accommodate a more efficient scaled development model going forward. Our initial projects in this area implementing our scaled development model and completion designs are performing above expectations, and future activity in Delaware South will be an important contributor to our targeted 10% oil production growth by the fourth quarter of this year.
“We are pleased with the rapid transformation of our balance sheet that has been the product of disciplined capital allocation and leading cash margins. Our leverage ratio was below 2.0x at the end of the first quarter and we expect that metric to approach 1.0x by year-end 2022 providing improved optionality for capital allocation, including a program of capital returns that accompany further debt reduction and re-investment in a deep inventory of low-breakeven projects,” concluded Mr. Gatto.
Callon Operations Update
At March 31, 2022, Callon had 1,344 gross (1,204.3 net) wells producing from established flow units in the Permian and Eagle Ford. Net daily production for the three months ended March 31, 2022 was 102.7 MBoe/d (63% oil).
For the three months ended March 31, 2022, Callon drilled 31 gross (26.4 net) wells and placed a combined 17 gross (16.5 net) wells on production. First quarter completion activity was solely focused on the Delaware Basin. Within the Delaware Basin, a six-well co-development project targeting Wolfcamp A and B zones was brought online in January and has exceeded production expectations with average 30-day production rates of 1,312 barrels of oil equivalent (Boe) per day and an oil cut of approximately 71%. Additionally, a five-well project, targeting the same two zones, was brought online in February and also has strong performance with an average 30-day production rates of 1,199 Boe/d and an oil cut of approximately 70%. As part of a broader optimization program for producing assets, Callon continues to convert gas lift systems to electric submersible pumps, positively impacting the production profile of the existing asset base across the Delaware position.
In the Eagle Ford, Callon drilled 9 gross (7.2 net) wells during the quarter but had no completion activity. During the quarter, the Company expanded its electrification efforts in the area, advancing sustainability initiatives and improving productivity. The project has resulted in the removal of another 25 generators, providing a cleaner and more reliable source of energy for field operations. Altogether, these efforts are expected to save approximately $1.5 million annually in lease operating expenses. Additional field electrification efforts are progressing and are expected to be completed by year-end.
Credit Facility Redetermination
On May 2, 2022, Callon completed the spring redetermination for its senior secured credit facility. The borrowing base and elected commitment were both reaffirmed at $1.6 billion. As of March 31, 2022, the drawn balance on the facility was $712.0 million and cash balances were $4.2 million. The Company intends to continue its application of organic free cash flow towards repayment of debt balances related to the credit facility and other debt instruments.

Second Quarter Activity Outlook and Guidance
Callon is currently running seven rigs, with four rigs in the Delaware Basin, two rigs in the Midland Basin and one rig in the Eagle Ford. One rig is expected to be released in June. The Company plans to utilize two completion crews for the second quarter, supporting new production across the Midland, Delaware and Eagle Ford positions.
For the second quarter, the Company expects to produce between 100 and 102 MBoe/d (64% oil) with between 32 and 35 gross wells (28 - 31 net) placed on production. In addition, Callon projects an operational capital spending level of between $225 and $240 million on an accrual basis.
Capital Expenditures
For the three months ended March 31, 2022, Callon incurred $157.4 million in operational capital expenditures on an accrual basis. Total capital expenditures, inclusive of capitalized expenses, are detailed below on an accrual and cash basis:

	Three Months Ended March 31, 2022
	Operational	Capitalized	Capitalized	Total Capital
	Capital (a)	Interest	G&A	Expenditures
	(In thousands)
Cash basis (b)	$174,563	$17,212	$9,703	$201,478
Timing adjustments (c)	(8,883)	6,293	—	(2,590)
Non-cash items	(8,302)	2,033	1,877	(4,392)
Accrual basis	$157,378	$25,538	$11,580	$194,496
(a)Includes drilling, completions, facilities and equipment, but excludes land, seismic and asset retirement costs.
(b)Cash basis is presented here to help users of financial information reconcile amounts from the cash flow statement to the balance sheet by accounting for timing related changes in working capital that align with our development pace and rig count.
(c)Includes timing adjustments related to cash disbursements in the current period for capital expenditures incurred in the prior period.
Hedge Portfolio Summary
As of April 29, 2022, Callon had the following outstanding oil, natural gas and NGL derivative contracts:

	For the Remainder		For the Full Year
Oil Contracts (WTI)	2022		2023
Swap Contracts
Total volume (Bbls)	3,676,000	(a)	905,000
Weighted average price per Bbl	$62.77	(a)	$71.20
Collar Contracts
Total volume (Bbls)	4,712,500		2,096,500
Weighted average price per Bbl
Ceiling (short call)	$68.77		$80.25
Floor (long put)	$57.83		$69.48
Short Call Swaption Contracts (b)
Total volume (Bbls)	—		1,825,000
Weighted average price per Bbl	$—		$72.00

Oil Contracts (Midland Basis Differential)
Swap Contracts
Total volume (Bbls)	1,787,500		—
Weighted average price per Bbl	$0.50		$—

Oil Contracts (Argus Houston MEH)
Collar Contracts
Total volume (Bbls)	227,500		—
Weighted average price per Bbl
Ceiling (short call)	$63.15		$—
Floor (long put)	$51.25		$—

(a)    In March 2022, the Company entered into certain offsetting WTI swaps at an average price of $100.87/Bbl for the second quarter of 2022. These offsetting swaps resulted in a recognized loss of approximately $39.3 million which will be settled in the second quarter of 2022 as the applicable contracts settle.

(b)    The 2023 short call swaption contracts have exercise expiration dates of December 30, 2022.

	For the Remainder	For the Full Year
Natural Gas Contracts (Henry Hub)	2022	2023
Swap Contracts
Total volume (MMBtu)	10,700,000	—
Weighted average price per MMBtu	$3.62	$—
Collar Contracts
Total volume (MMBtu)	7,330,000	6,640,000
Weighted average price per MMBtu
Ceiling (short call)	$5.49	$6.60
Floor (long put)	$3.99	$4.48

Natural Gas Contracts (Waha Basis Differential)
Swap Contracts
Total volume (MMBtu)	1,220,000	6,080,000
Weighted average price per MMBtu	($0.75)	($0.75)

Operating and Financial Results
The following table presents summary information for the periods indicated:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total production
Oil (MBbls)
Permian	4,469	4,727	3,088
Eagle Ford	1,377	1,839	1,593
Total oil	5,846	6,566	4,681

Natural gas (MMcf)
Permian	8,590	9,183	6,208
Eagle Ford	1,525	2,090	1,627
Total natural gas	10,115	11,273	7,835

NGLs (MBbls)
Permian	1,455	1,549	1,075
Eagle Ford	252	344	224
Total NGLs	1,707	1,893	1,299

Total production (MBoe)
Permian	7,356	7,806	5,198
Eagle Ford	1,883	2,532	2,088
Total barrels of oil equivalent	9,239	10,338	7,286

Total daily production (Boe/d)
Permian	81,733	84,848	57,758
Eagle Ford	20,922	27,517	23,199
Total barrels of oil equivalent	102,655	112,365	80,957
Oil as % of total daily production	63%	64%	64%

Average realized sales price (excluding impact of settled derivatives)
Oil (per Bbl)
Permian	$94.52	$76.86	$56.66
Eagle Ford	95.02	77.84	57.80
Total oil	$94.64	$77.13	$57.05

Natural gas (per Mcf)
Permian	$4.20	$4.81	$3.11
Eagle Ford	5.18	6.00	3.03
Total natural gas	$4.35	$5.03	$3.09

NGLs (per Bbl)
Permian	$40.25	$37.50	$22.68
Eagle Ford	35.93	34.00	22.24
Total NGLs	$39.61	$36.86	$22.60

Average realized sales price (per Boe)
Permian	$70.29	$59.64	$42.06
Eagle Ford	78.50	66.10	48.85
Total average realized sales price	$71.97	$61.22	$44.01

Average realized sales price (including impact of settled derivatives)
Oil (per Bbl)	$73.78	$57.05	$44.33
Natural gas (per Mcf)	3.59	3.81	2.88
NGLs (per Bbl)	37.34	34.56	21.77
Total average realized sales price (per Boe)	$57.52	$46.72	$35.46

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Revenues (in thousands)(a)
Oil
Permian	$422,404	$363,306	$174,967
Eagle Ford	130,845	143,139	92,078
Total oil	$553,249	$506,445	$267,045

Natural gas
Permian	$36,069	$44,133	$19,290
Eagle Ford	7,907	12,541	4,930
Total natural gas	$43,976	$56,674	$24,220

NGLs
Permian	$58,563	$58,085	$24,376
Eagle Ford	9,055	11,697	4,981
Total NGLs	$67,618	$69,782	$29,357

Total revenues
Permian	$517,036	$465,524	$218,633
Eagle Ford	147,807	167,377	101,989
Total revenues	$664,843	$632,901	$320,622

Additional per Boe data
Sales price (b)
Permian	$70.29	$59.64	$42.06
Eagle Ford	78.50	66.10	48.85
Total sales price	$71.97	$61.22	$44.01

Lease operating expense
Permian	$6.85	$7.22	$4.31
Eagle Ford	8.99	6.77	8.65
Total lease operating expense	$7.29	$7.11	$5.55

Production and ad valorem taxes
Permian	$3.89	$3.15	$2.32
Eagle Ford	4.82	3.60	3.07
Total production and ad valorem taxes	$4.08	$3.26	$2.53

Gathering, transportation and processing
Permian	$2.33	$2.26	$2.54
Eagle Ford	1.92	1.76	2.29
Total gathering, transportation and processing	$2.25	$2.14	$2.47

Operating margin
Permian	$57.22	$47.01	$32.89
Eagle Ford	62.77	53.97	34.84
Total operating margin	$58.35	$48.71	$33.46

Depreciation, depletion and amortization	$11.15	$10.89	$9.74
General and administrative	$1.85	$1.27	$2.31
Adjusted G&A
Cash component (c)	$1.40	$1.18	$1.26
Non-cash component	$0.14	$0.12	$0.23
(a)Excludes sales of oil and gas purchased from third parties.
(b)Excludes the impact of settled derivatives.
(c)Excludes the change in fair value and amortization of share-based incentive awards.
Revenue. For the quarter ended March 31, 2022, Callon reported revenue of $664.8 million, which excluded revenue from sales of commodities purchased from a third party of $112.4 million. Revenues including the gain or loss from the settlement of derivative contracts (“Adjusted Total Revenue”) were $531.4 million, reflecting the impact of a $133.5 million loss from the settlement of derivative contracts. Average daily production and average realized prices, including and excluding the effects of hedging, are detailed above.
Commodity Derivatives. For the quarter ended March 31, 2022, the net loss on commodity derivative contracts includes the following (in thousands):

Three Months Ended March 31, 2022
Loss on oil derivatives	$325,348
Loss on natural gas derivatives	28,181
Loss on NGL derivatives	4,771
Loss on commodity derivative contracts	$358,300
For the quarter ended March 31, 2022, the cash paid for commodity derivative settlements includes the following (in thousands):

Three Months Ended March 31, 2022
Cash paid on oil derivatives, net	($95,353)
Cash paid on natural gas derivatives, net	(4,644)
Cash paid on NGL derivatives, net	(1,528)
Cash paid for commodity derivative settlements, net	($101,525)
Lease Operating Expenses, including workover (“LOE”). LOE per Boe for the three months ended March 31, 2022 was $67.3 million, or $7.29 per Boe, compared to LOE of $73.5 million, or $7.11 per Boe, in the fourth quarter of 2021. The sequential reduction in LOE was primarily due to changing service providers and improving the efficiency of operations. The increase in LOE per Boe was due to the distribution of fixed costs spread over lower production volumes.
Production and Ad Valorem Taxes. Production and ad valorem taxes for the three months ended March 31, 2022 were approximately 5.7% of total revenue excluding revenue from sales of commodities purchased from a third-party and before the impact of derivative settlements, or $4.08 per Boe.
Gathering, Transportation and Processing. Gathering, transportation and processing expense for the three months ended March 31, 2022 was $20.8 million, or $2.25 per Boe, as compared to $22.1 million, or $2.14 per Boe, in the fourth quarter of 2021. This decrease in gathering, transportation and processing expense was primarily due to the 9% decrease in production volumes between the two periods.
Depreciation, Depletion and Amortization (“DD&A”). DD&A for the three months ended March 31, 2022 was $11.15 per Boe compared to $10.89 per Boe in the fourth quarter of 2021. The increase in DD&A per Boe was primarily attributable to the larger decrease in production volumes as compared to the depletion rate of our proved reserves from the fourth quarter of 2021 to the first quarter of 2022.
General and Administrative Expense (“G&A”). G&A for the three months ended March 31, 2022 and December 31, 2021 was $17.1 million and $13.1 million, respectively. G&A, excluding certain non-cash incentive share-based compensation valuation adjustments, (“Adjusted G&A”) was $14.3 million for the three months ended March 31, 2022 compared to $13.4 million for the fourth quarter of 2021. The cash component of Adjusted G&A increased to $13.0 million for the three months ended March 31, 2022 compared to $12.2 million for the fourth quarter of 2021 primarily as a result of higher compensation costs during the quarter.
The following table reconciles total G&A to Adjusted G&A - cash component and full cash G&A (in thousands):

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total G&A	$17,121	$13,116	$16,799
Change in the fair value of liability share-based awards (non-cash)	(2,851)	296	(5,943)
Adjusted G&A – total	14,270	13,412	10,856
Equity-settled, share-based compensation (non-cash) and other non-recurring expenses	(1,315)	(1,230)	(1,665)
Adjusted G&A – cash component	$12,955	$12,182	$9,191

Capitalized cash G&A	9,703	11,035	6,913
Full cash G&A	$22,658	$23,217	$16,104

Income Tax. Callon provides for income taxes at the statutory rate of 21% adjusted for permanent differences expected to be realized. We recorded income tax expense of $0.5 million and income tax benefit of $0.8 million for the three months ended March 31, 2022 and December 31, 2021, respectively. Since the second quarter of 2020, we have concluded that it is more likely than not that the net deferred tax assets will not be realized and have recorded a full valuation allowance against our deferred tax assets. As long as we continue to conclude that the valuation allowance is necessary, we will not have significant deferred tax expense or benefit.
Adjusted EBITDA. Net income was $39.7 million and adjusted EBITDA was $393.7 million for the first quarter of 2022 as compared to net income of $285.4 million and adjusted EBITDA of $339.2 million for the fourth quarter of 2021. The increase in adjusted EBITDA from the fourth quarter of 2021 was primarily due to an increase in revenues primarily as a result of the 23% increase in the price of oil as well as $16.5 million less cash paid for derivative settlements.
Adjusted Income and Adjusted EBITDA. The following tables reconcile the Company’s net income (loss) to adjusted income and adjusted EBITDA:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands, except per share data)
Net income (loss)	$39,737	$285,351	($80,407)
Loss on derivative contracts	358,300	10,145	214,523
Loss on commodity derivative settlements, net	(133,476)	(149,938)	(62,280)
Non-cash expense related to share-based awards	4,166	939	7,608
Merger, integration and transaction	769	11,271	—
Other (income) expense	(782)	1,072	(3,306)
Loss on extinguishment of debt	—	43,460	—
Tax effect on adjustments above(a)	(48,085)	17,441	(32,874)
Change in valuation allowance	(7,963)	(60,585)	26,724
Adjusted income	$212,666	$159,156	$69,988

Net income (loss) per diluted share	$0.64	$4.78	($1.89)
Adjusted income per diluted share	$3.43	$2.66	$1.49

Basic weighted average common shares outstanding	61,487	59,143	42,590
Diluted weighted average common shares outstanding (GAAP)	62,065	59,737	42,590
Effect of potentially dilutive instruments	—	—	4,354
Adjusted diluted weighted average common shares outstanding	62,065	59,737	46,944
(a) Calculated using the federal statutory rate of 21%.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands)
Net income (loss)	$39,737	$285,351	($80,407)
Loss on derivative contracts	358,300	10,145	214,523
Loss on commodity derivative settlements, net	(133,476)	(149,938)	(62,280)
Non-cash expense related to share-based awards	4,166	939	7,608
Merger, integration and transaction	769	11,271	—
Other (income) expense	(782)	1,072	(3,306)
Income tax (benefit) expense	484	(837)	(921)
Interest expense, net	21,558	25,226	24,416
Depreciation, depletion and amortization	102,979	112,551	70,987
Loss on extinguishment of debt	—	43,460	—
Adjusted EBITDA	$393,735	$339,240	$170,620

Adjusted Free Cash Flow. The following table reconciles the Company’s net cash provided by operating activities to adjusted EBITDA and adjusted free cash flow:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands)
Net cash provided by operating activities	$281,270	$366,310	$137,665
Changes in working capital and other	123,805	(67,390)	30,913
Change in accrued hedge settlements	(31,951)	6,781	(20,117)
Cash interest expense, net	19,842	22,268	22,159
Merger, integration and transaction	769	11,271	—
Adjusted EBITDA	$393,735	$339,240	$170,620
Less: Operational capital expenditures (accrual)	157,378	159,786	95,545
Less: Capitalized cash interest	23,506	22,591	21,817
Less: Cash interest expense, net	19,842	22,268	22,159
Less: Capitalized cash G&A	9,703	11,035	6,913
Adjusted free cash flow	$183,306	$123,560	$24,186
Adjusted Discretionary Cash Flow. The following table reconciles the Company’s net cash provided by operating activities to adjusted discretionary cash flow:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$39,737	$285,351	($80,407)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation, depletion and amortization	102,979	112,551	70,987
Amortization of non-cash debt related items, net	1,716	2,958	2,256
Loss on derivative contracts	358,300	10,145	214,523
Cash paid for commodity derivative settlements, net	(101,525)	(156,719)	(42,162)
Loss on extinguishment of debt	—	43,460	—
Non-cash expense related to share-based awards	4,166	939	7,608
Merger, integration and transaction	769	11,271	—
Other, net	2,894	31	1,217
Adjusted discretionary cash flow	$409,036	$309,987	$174,022
Changes in working capital	(126,997)	67,594	(36,357)
Merger, integration and transaction	(769)	(11,271)	—
Net cash provided by operating activities	$281,270	$366,310	$137,665
Adjusted Total Revenue. Adjusted total revenue is reconciled to total operating revenues, which excludes revenue from sales of commodities purchased from a third party, in the following table:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands)
Operating revenues
Oil	$553,249	$506,445	$267,045
Natural gas	43,976	56,674	24,220
NGLs	67,618	69,782	29,357
Total operating revenues	$664,843	$632,901	$320,622
Impact of settled derivatives	(133,476)	(149,938)	(62,280)
Adjusted total revenue	$531,367	$482,963	$258,342

Net Debt. The following table reconciles the Company’s total debt to net debt:

	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022
	(In thousands)
Total debt	$2,937,239	$2,865,154	$2,809,610	$2,694,115	$2,623,282
Unamortized premiums, discount, and deferred loan costs, net	40,402	37,487	48,311	28,806	26,639
Adjusted total debt	$2,977,641	$2,902,641	$2,857,921	$2,722,921	$2,649,921
Less: Cash and cash equivalents	24,350	3,800	3,699	9,882	4,150
Net debt	$2,953,291	$2,898,841	$2,854,222	$2,713,039	$2,645,771

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and share amounts)
(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$4,150	$9,882
Accounts receivable, net	347,593	232,436
Fair value of derivatives	—	22,381
Other current assets	33,249	30,745
Total current assets	384,992	295,444
Oil and natural gas properties, full cost accounting method:
Evaluated properties, net	3,426,156	3,352,821
Unevaluated properties	1,847,790	1,812,827
Total oil and natural gas properties, net	5,273,946	5,165,648
Other property and equipment, net	28,985	28,128
Deferred financing costs	16,543	18,125
Other assets, net	41,054	40,158
Total assets	$5,745,520	$5,547,503
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$516,440	$569,991
Fair value of derivatives	392,928	185,977
Other current liabilities	163,936	116,523
Total current liabilities	1,073,304	872,491
Long-term debt	2,623,282	2,694,115
Asset retirement obligations	55,160	54,458
Fair value of derivatives	34,434	11,409
Other long-term liabilities	44,750	49,262
Total liabilities	3,830,930	3,681,735
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 78,750,000 shares authorized; 61,493,753 and 61,370,684 shares outstanding, respectively	615	614
Capital in excess of par value	4,021,442	4,012,358
Accumulated deficit	(2,107,467)	(2,147,204)
Total stockholders’ equity	1,914,590	1,865,768
Total liabilities and stockholders’ equity	$5,745,520	$5,547,503

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating Revenues:
Oil	$553,249	$267,045
Natural gas	43,976	24,220
Natural gas liquids	67,618	29,357
Sales of purchased oil and gas	112,375	39,259
Total operating revenues	777,218	359,881

Operating Expenses:
Lease operating	67,328	40,453
Production and ad valorem taxes	37,678	18,439
Gathering, transportation and processing	20,775	17,981
Cost of purchased oil and gas	111,271	40,917
Depreciation, depletion and amortization	102,979	70,987
General and administrative	17,121	16,799
Merger, integration and transaction	769	—
Total operating expenses	357,921	205,576
Income From Operations	419,297	154,305

Other (Income) Expenses:
Interest expense, net of capitalized amounts	21,558	24,416
Loss on derivative contracts	358,300	214,523
Other income	(782)	(3,306)
Total other expense	379,076	235,633

Income (Loss) Before Income Taxes	40,221	(81,328)
Income tax benefit (expense)	(484)	921
Net Income (Loss)	$39,737	($80,407)

Net Income (Loss) Per Common Share:
Basic	$0.65	($1.89)
Diluted	$0.64	($1.89)

Weighted Average Common Shares Outstanding:
Basic	61,487	42,590
Diluted	62,065	42,590

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$39,737	($80,407)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	102,979	70,987
Amortization of non-cash debt related items, net	1,716	2,256
Loss on derivative contracts	358,300	214,523
Cash paid for commodity derivative settlements, net	(101,525)	(42,162)
Non-cash expense related to share-based awards	4,166	7,608
Other, net	2,894	1,217
Changes in current assets and liabilities:
Accounts receivable	(116,322)	(45,683)
Other current assets	(4,180)	(2,856)
Accounts payable and accrued liabilities	(12,987)	12,182
Cash received for settlements of contingent consideration arrangements, net	6,492	—
Net cash provided by operating activities	281,270	137,665
Cash flows from investing activities:
Capital expenditures	(201,478)	(101,341)
Acquisition of oil and gas properties	(9,409)	(768)
Proceeds from sales of assets	4,484	—
Cash paid for settlement of contingent consideration arrangement	(19,171)	—
Other, net	3,635	3,595
Net cash used in investing activities	(221,939)	(98,514)
Cash flows from financing activities:
Borrowings on Credit Facility	673,000	303,000
Payments on Credit Facility	(746,000)	(338,000)
Cash received for settlement of contingent consideration arrangement	8,512	—
Other, net	(575)	(37)
Net cash used in financing activities	(65,063)	(35,037)
Net change in cash and cash equivalents	(5,732)	4,114
Balance, beginning of period	9,882	20,236
Balance, end of period	$4,150	$24,350

Non-GAAP Financial Measures
This news release refers to non-GAAP financial measures such as “adjusted free cash flow,” “adjusted discretionary cash flow,” “adjusted G&A,” “full cash G&A,” “adjusted income,” “adjusted income per diluted share,” “adjusted EBITDA,” and “adjusted total revenue.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the U.S. Securities and Exchange Commission (the “SEC”) and posted on our website.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as adjusted EBITDA less operational capital expenditures (accrual), capitalized cash interest, capitalized cash G&A (which excludes capitalized expense related to share-based awards), and cash interest expense, net. We believe adjusted free cash flow provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Adjusted discretionary cash flow is a supplemental non-GAAP measure that Callon believes provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted discretionary cash flow is defined by Callon as net cash provided by operating activities before changes in working capital and merger, integration and transaction expenses. Callon has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements, which the Company may not control and the cash flow effect may not be reflected the period in which the operating activities occurred. Adjusted discretionary cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Adjusted G&A is a supplemental non-GAAP financial measure that excludes certain non-cash incentive share-based compensation valuation adjustments and adjusted G&A - cash component further excludes equity-settled, share-based compensation expenses and non-recurring expenses. Callon believes that the non-GAAP measure of adjusted G&A and adjusted G&A - cash component are useful to investors because they provide for greater comparability period-over-period. In addition, adjusted G&A - cash component provides a meaningful measure of our recurring G&A expense.
•Full cash G&A is a supplemental non-GAAP financial measure that Callon defines as adjusted G&A – cash component plus capitalized G&A excluding capitalized expense related to share-based awards. Callon believes that the non-GAAP measure of full cash G&A is useful to investors because it provides a meaningful measure of our total recurring cash G&A costs, whether expensed or capitalized, and provides for greater comparability on a period-over-period basis.
•Adjusted income and adjusted income per diluted share are supplemental non-GAAP measures that Callon believes are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of these items and non-cash valuation adjustments, which are detailed in the reconciliation provided. Adjusted income and adjusted income per diluted share are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for net income (loss), operating income (loss), or other income data prepared in accordance with GAAP. However, the Company believes that adjusted income and adjusted income per diluted share provide additional information with respect to our performance. Because adjusted income and adjusted income per diluted share exclude some, but not all, items that affect net income (loss) and may vary among companies, the adjusted income and adjusted income per diluted share presented above may not be comparable to similarly titled measures of other companies.
•Adjusted diluted weighted average common shares outstanding is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding, the most directly comparable GAAP financial measure. When a net loss exists, all potentially dilutive instruments are anti-dilutive to the net loss per common share and therefore excluded from the computation of diluted weighted average common shares outstanding. The effect of potentially dilutive instruments are included in the computation of adjusted diluted weighted average common shares outstanding for purposes of computing adjusted income per diluted share.
•Callon calculates adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of evaluated oil and gas properties, non-cash share-based compensation expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDA provides useful information to investors because it provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Callon believes that the non-GAAP measure of adjusted total revenue (which is revenue including the gain or loss from the settlement of derivative contracts) is useful to investors because it provides readers with a revenue value more comparable to other companies who engage in price risk management activities through the use of commodity derivative instruments and reflects the results of derivative settlements with expected cash flow impacts within total revenues.
•Callon believes that operating margin is a comparable metric against other companies in the industry is useful to investors because it is an indicator of an oil and natural gas company’s operating profitability per unit of production. Operating margin is a supplemental non-GAAP measure that is defined by the Company as oil, natural gas, and NGL revenues sales price less lease operating expense; production and ad valorem taxes; and gathering, transportation and processing fees divided by total production for the period.
•Net debt is a supplemental non-GAAP measure that is defined by the Company as total debt excluding unamortized premiums, discount, and deferred loan costs, less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with Adjusted EBITDA in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations.

Earnings Call Information
The Company will host a conference call on Thursday, May 5, 2022, to discuss first quarter 2022 financial and operating results, outlook for the remainder of 2022, and current corporate strategy and initiatives.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:
Date/Time:     Thursday, May 5, 2022, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:     Select “News and Events” under the “Investors” section of the Company’s website: www.callon.com.
An archive of the conference call webcast will also be available at www.callon.com under the “Investors” section of the website.
About Callon Petroleum Company
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of development activity and associated production, capital expenditures and cash flow expectations; the Company’s production and expenditure guidance; estimated reserve quantities and the present value thereof; future debt levels and leverage; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans,” “may,” “will,” “should,” “could,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result of the COVID-19 pandemic and various governmental actions taken to mitigate its impact or actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our development activities at expected costs or at expected times or at all; our inability to realize the benefits of recent transactions; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the SEC, including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200